Exhibit 99.1

Elon Musk: “Deepak is a valuable member of the Tesla executive team. Together, we overcame the challenges of the early days at Tesla. As our first CFO, he guided us through several investment rounds, led the effort to take Tesla public, helped us become a strong business based on solid gross margins, and built a very strong finance team. The Board and the entire company thank him for his dedication. We wish him the best in the new phase of his life ahead.”

Deepak Ahuja: “The decision to leave one of the most innovative and exciting companies in the world was very difficult. There is never a good time to leave, but I feel satisfied that I will be transitioning after building a solid foundation for Tesla’s long term success. Working under Elon’s leadership has been an honor. I realized more potential in myself than I could have imagined. It has been a remarkable journey to be part of a leadership team that transformed Tesla from a pre-revenue start-up into a public company producing world-leading EVs and revolutionizing energy storage. I also want to thank my finance team, who consistently show the highest degree of passion, resourcefulness and resilience, as embodied by Tesla’s culture. My time at Tesla has been a nonstop adrenaline rush. It is time for me to check a few things off my bucket list and pursue other life goals.”